Exhibit 10.14

CONTRIBUTION AGREEMENT

August 25, 2025

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the date first written above by and among Trump Media & Technology Group Corp., a Florida corporation (“Contributor”) and Yorkville Acquisition Corporation, a Cayman Islands exempted company (“SPAC” and together with the Contributor, the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

WHEREAS, concurrently with the entry into this Agreement, (a) the Parties are entering into that certain Business Combination Agreement, by and among the Parties and the other parties thereto (as may be amended from time to time, the “BCA”) and (b) Contributor and Trump Media Group, LLC, a Florida limited liability company (“Asset Company”) are entering into that certain Trademark License Agreement, by and between the Contributor and Asset Company (the “Pre-Closing Trademark License Agreement” and the contribution contemplated thereby, the “Pre-Closing Contribution”);

WHEREAS, SPAC will be renamed “Trump Media Group CRO Strategy, Inc.” in connection with the closing of the transactions contemplated by the BCA (the “BCA Closing”);

WHEREAS, the Parties intend that the Contribution (as defined below) contemplated by this Agreement shall be treated as a transfer of property described in Section 351 of the Internal Revenue Code of 1986, as amended, and any similar or corresponding provision of U.S. state or local tax law;

WHEREAS, Contributor desires to sell and contribute to SPAC, and SPAC desires to purchase and accept from Contributor, the rights of Contributor in and to 100% of the issued and outstanding membership interests of Asset Company (the “Contributed Assets”), in exchange for the Interests (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

1.Contribution. Subject to the terms and conditions of this Agreement, at the Contribution Closing (as defined below), Contributor shall (a) sell, convey, assign, transfer, and deliver to SPAC, and SPAC shall purchase and assume from Contributor, all of Contributor’s right, title, and interest in and to, the Contributed Assets free and clear of all liens, claims, encumbrances, charges, security interests, or any restrictions of any kind but, for the avoidance of doubt, not including the Excluded Assets (as defined below) (the “Contribution”).

2.Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Contributor be deemed to sell, transfer, assign, convey or deliver, and Contributor shall retain all right, title and interest in and to all other properties, rights, interests and other assets of Contributor that are not Contributed Assets (such assets, the “Excluded Assets”).

3.Consideration. Subject to the terms and conditions of this Agreement, at the Contribution Closing, in consideration for the Contribution, SPAC shall issue to Contributor (a) 10,000,000 shares of SPAC Class A Common Stock, (b) the Forced Exercise Warrant, substantially in the form attached hereto as Exhibit A and (c) the Earnout Warrants, substantially in the form attached hereto as Exhibit B (collectively, the “Interests”), as set forth in Section 2.1 of the BCA.

4.Closing Date. The closing of the transactions contemplated by this Agreement (the “Contribution Closing”) shall occur concurrently with the BCA Closing, remotely or at such other place that the Parties may mutually agree. The date on which the Contribution Closing occurs is referred to as the “Contribution Closing Date.”

5.Closing Deliverables. At the Contribution Closing:

(a)	SPAC shall deliver to Contributor evidence of the issuance of the Interests in accordance with Section 3; and
(b)	Contributor shall deliver to SPAC the Contributed Assets.

6.Conditions to Closing. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Contribution Closing Date, of the following conditions (which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a)The Pre-Closing Contribution shall have occurred in connection with the Pre-Closing Trademark License Agreement.

(b)No Law will have been enacted and no Order will have been issued by a Governmental Authority after the date hereof that enjoins, restrains, prevents or prohibits the consummation of the Contribution Closing or makes the consummation of the Contribution Closing illegal.

7.Termination. This Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of the Parties and Crypto.com; or (b) automatically with no further action required by the Parties if the BCA is terminated in accordance with its terms. If this Agreement is terminated in accordance with this Section 7, this Agreement shall become void and of no further force and effect.

8.Further Assurances. Each Party hereto shall execute and deliver, or cause to be executed and delivered, such other instruments as may be reasonably requested by the other Party or reasonably required to effectuate the transactions contemplated hereby and to otherwise carry out the purposes of the Contributions and this Agreement.

9.Representations and Warranties. No Party makes any representations or warranties under or with respect to this Agreement.

10.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

11.Amendments, Supplements, etc. This Agreement may be amended or supplemented only with the prior written consent of each Party, SPAC and Crypto.com. No term of this Agreement, nor performance hereof or compliance herewith, may be waived except by a writing signed by the Party giving such waiver.

12.Third-Party Beneficiary. The Parties agree and acknowledge that Crypto.com is an intended third-party beneficiary of Sections 1, 7 and 11 and shall have the right to enforce Sections 1, 7 and 11 as if an original party hereto.

13.Governing Law; Jurisdiction. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Florida, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

14.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.Entire Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings or agreements by or among the Parties, written or oral, that may relate to the subject matter hereof.

16.Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Contribution Agreement as of the date first written above.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:	/s/ Devin Nunes
Name: Devin Nunes
Title: Chief Executive Officer

YORKVILLE ACQUISITION CORPORATION

By:	/s/ Kevin McGurn
Name: Kevin McGurn
Title: Chief Executive Officer

[Signature Page to TMTG Contribution Agreement]

EXHIBIT A

Form of Forced Exercise Warrant

[See attached.]

EXHIBIT B

Form of Earnout Warrant

[See attached.]